Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cambium Networks Corporation:

We consent to the use of our report dated May 3, 2019, except for note 12 and note 13 as to which the date is June 12, 2019, with respect to the consolidated statements of operations, comprehensive loss, shareholders’ deficit, and cash flows of Cambium Networks Corporation for the year ended December 31, 2018, and the related notes incorporated herein by reference.

/s/ KPMG LLP

London, United Kingdom
March 1, 2021